SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PORTFOLIO RECOVERY ASSOCIATES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Riverside Commerce Center
130 Corporate Blvd.
Norfolk, VA 23502
Notice of Sixth Annual Meeting of Stockholders
to be held on May 16, 2008
TO THE STOCKHOLDERS OF PORTFOLIO RECOVERY ASSOCIATES, INC:
You are cordially invited to attend the 2008 Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. (the “Company”), which will be held at the Company’s Norfolk, Virginia headquarters located at Riverside Commerce Center, 130 Corporate Blvd, Norfolk, Virginia 23502, on May 16, 2008 at 12:00 Noon, local time. More information about the Annual Meeting is included in the Proxy Statement. At the Annual Meeting, you will be asked to:
•	Elect two directors to serve for three year terms,

•	Ratify the selection of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2008, and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement contains detailed information about the business to be transacted at the Annual Meeting.
The Board of Directors unanimously recommends that you vote FOR the election of each director nominee and FOR the ratification of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2008.
In addition to considering the matters described above, Steve Fredrickson, the President, Chairman and Chief Executive Officer of the Company, will provide a summary of the significant developments since the 2007 Annual Meeting. The Board of Directors has fixed the close of business on March 19, 2008 as the Record Date for the determination of the stockholders who are entitled to this notice, and entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on March 19, 2008 will be entitled to receive notice and to vote at the Annual Meeting. A list of such stockholders will be available during regular business hours at the Company’s headquarters for ten days before the Annual Meeting for inspection by any stockholder for any purpose germane to the Annual Meeting.
If you have any questions or need additional information about the Annual Meeting, please contact the Company’s investor relations liaison at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com.
By Order of the Board of Directors,
Judith S. Scott
Executive Vice President, General Counsel and Secretary
April 18, 2008
Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your proxy by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted your proxy in writing. If you vote in person, any previously voted proxy will be withdrawn.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT NOON ON MAY 16, 2008
Norfolk, Virginia
The Board of Directors (the “Board”) of Portfolio Recovery Associates, Inc. (the “Company”) is soliciting your proxy to vote at its 2008 Annual Meeting of Stockholders (the “Annual Meeting”) which is scheduled to begin at 12:00 Noon, local time, on Friday, May 16, 2008, at the Company’s corporate headquarters in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	The election of two Directors for a term of three years,

2.	The ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2008, and

3.	Such other matters as may properly come before the Annual Meeting.
At the conclusion of the Annual Meeting, the President and Chief Executive Officer of the Company (“CEO”) will present a report on the Company’s operations, and will respond to stockholder questions.
Included with this Proxy Statement are the Company’s 2007 Annual Report to Stockholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, the Notice of the 2008 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to stockholders on or about April 4, 2008. The information contained in these documents is accurate as of the dates specified therein. Changes or updates in the data, information or facts contained in such documents may occur after the mailing date.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
We will hold the Annual Meeting in the Board of Directors’ conference room at our Norfolk headquarters, at the following address:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
130 Corporate Boulevard
Norfolk, Virginia 23502
The Annual Meeting will begin promptly at 12:00 Noon, local time, on May 16, 2008.

Who May Vote
Each holder of shares of the Company’s common stock at the close of business on March 19, 2008 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, approximately 15,183,226 shares of common stock of the Company were issued, outstanding and entitled to vote, which were held by approximately 30 holders of record maintaining shares on behalf of 31,090 beneficial owners. Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and other nominees who are beneficial holders of the Company’s common stock as of the close of business on March 19, 2008, are requested to forward these materials to beneficial stockholders. The Company will pay the reasonable mailing expenses incurred for this purpose. Any stockholder who does not receive a copy of the Notice of Annual Meeting, this Proxy Statement and the Proxy Card, either by mail or on the internet, may obtain these materials at the Annual Meeting, by contacting the Company’s Investor Relations Liaison in advance of the Annual Meeting, at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com.
Quorum for the Annual Meeting
A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, represented in person or by proxy, will constitute a quorum. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether or not a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting. Shares represented by proxy will be voted as directed on the Proxy Card and, if no direction is given, will be voted as follows:
1.	FOR all the persons nominated by the Board as directors;

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

3.	In the best judgment of the persons named in the proxies, with respect to such other matters that may properly come before the meeting.
Voting By Mail or Over the Internet
If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the enclosed Proxy Card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you may obtain a Proxy Card, executed in your favor, from the record holder. You may sign the Proxy Card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. This Proxy Statement and the Annual Report to shareholders are available on the internet at http://www3.ics.adp.com/streetlink/PRAA.

Please follow the voting instructions provided by your broker. With respect to any other matters not on the agenda which may properly come before the Annual Meeting, your proxy will be voted at the discretion of the persons named in the proxies, in accordance with their best judgment. Voting by mail or over the internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.
Voting At the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the Annual Meeting. If you require special assistance at the Annual Meeting due to a disability or other reasons, please contact the Corporate Secretary at the address below. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must obtain a Proxy Card from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.
Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
•	Send a written notice of revocation of your proxy so that it is received before the taking of the vote at the Annual Meeting to:
Judith S. Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd, Suite 100
Norfolk, VA 23502
jsscott@portfoliorecovery.com
Fax: 757-321-2518
•	Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.
If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at the address above. Preliminary voting results will be announced at the conclusion of the Annual Meeting. The Company will also publish final voting results in its Quarterly Report on Form 10-Q for the second quarter of the fiscal year ending December 31, 2008.
Stock Ownership. The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 19, 2008, based on available information.

	Shares Beneficially	Shares Beneficially
	Owned(1)	Owned(2)
Name	(#)	(%)
Waddell & Reed Financial, Inc.(3) 6300 Lamar Avenue Overland Park, KS 66202	1,073,000	7.1

TimesSquare Capital Management, LLC (4) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	969,350	6.4

Zevenbergen Capital Investments, LLC(5) 601 Union Street, Suite 4600 Seattle, Washington 98101	877,800	5.8

Barclay’s Global Investors, N.A.(6) 45 Fremont Street San Francisco, CA 94105	820,605	5.4

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 15,183,226 shares of common shares outstanding as of the Record Date.

(3)	Based on information filed in a Schedule 13G with the SEC on February 1, 2008 (dated as of December 31, 2007) in which Waddell & Reed Investment Management Company is reported as the beneficial owner of 655,300 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 655,300 shares, and Ivy Investment Management Company is reported as the beneficial owner of 417,700 shares of the Company’s common stock with sole power to dispose or direct the disposition of 417,700 shares.

(4)	Based on information filed in a Schedule 13G with the SEC on January 31, 2008 (dated as of December 31, 2007) in which TimesSquare Capital Management, LLC is reported as the beneficial owner of 969,350 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 969,350 shares.

(5)	Based on information filed in a Schedule 13G filed with the SEC on February 13, 2008 (dated as of December 31, 2007), in which Zevenbergen Capital Investments, LLC is identified as the beneficial owner of 877,800 shares of the Company’s common stock with shared power to dispose or to direct the disposition of 877,800 shares.

(6)	Based on information filed in a Schedule 13G with the SEC on February 6, 2008 (dated as of December 31, 2007), in which Barclays Global Investors, N.A. is reported as the beneficial owner of 377,044 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 377,044 shares, Barclays Global Fund Advisors is reported as the beneficial owner of 428,061 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 428,061 shares, and Barclays Global Investors, Ltd. is reported as the beneficial owner of 15,500 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 15,500 shares.
Security Ownership of Management and Directors. The following table contains information about the beneficial ownership of the Company’s common stock as of March 19, 2008, beneficially owned by the Company’s executive officers, including its CEO and Chief Financial and Administrative Officer (“CFO”), and the other two most highly compensated executives, each of the Company’s non-employee Directors, and all Directors and executives as a group. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons or entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable and all nonvested shares vesting within 60 days of March 19, 2008 are deemed outstanding.

BENEFICIAL OWNERSHIP

Amount and Nature of Beneficial Ownership
				Shares
			Shares	Vesting	Total Shares
	Shares	Options	Not	Within 60 Days of	Beneficially	Percentage of
	Owned	Vested	Vested	3/19/2008	Owned	Shares Owned
	(#)	(#)	(#)	(#)	(#)	(%)
Management
Steve Fredrickson, CEO (1)	194,385	18,000	33,000	1,000	213,385	1.4
Kevin Stevenson, CFO (1)	57,860	45,000	22,000	1,000	103,860	0.7
Craig Grube, EVP (1)	42,525	11,000	17,100	1,000	54,525	0.4
Judith Scott, EVP (1)	11,553	3,000	7,050	300	14,853	0.1
Michael J. Petit, SVP (2)	3,690	15,000	21,690	1,000	19,690	0.1
Kent McCammon, SVP (2)	0	0	14,000	0	0	0.0
Non- Employee Directors
William Brophey	2,700	6,500	2,800	0	9,200	0.1
Penelope Kyle	1,000	0	2,600	0	1,000	0.0
David Roberts	92,432	9,000	2,800	0	101,432	0.7
Scott Tabakin	1,800	0	3,200	0	1,800	0.0
James Voss	2,200	9,000	2,800	0	11,200	0.1
All Executives & Directors	410,145	116,500	129,040	4,300	530,945	3.6

(1)	Executive Officer

(2)	Compensation data for Mr. Petit and Mr. McCammon is included herein due to their level of compensation. They are not named executive officers of the Company.
Corporate Governance. The Company’s corporate governance principles and the current charters of each of the committees of the Company’s Board of Directors (the “Board”) are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. These materials are also available in print to any stockholder upon request. The Board regularly reviews major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, the Board conducts an annual assessment of each of its committees and itself. This process enhances director, committee and Board effectiveness. At the conclusion of the annual assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary. In February 2008, the Nominating and Corporate Governance Committee amended its charter. The charters of the Audit Committee and the Compensation Committee were amended in March 2008.
Board of Directors. The Board is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. The Board advises senior management and monitors its performance.

The Board held four regular meetings and eight special meetings in 2007. The Board also held informal discussions by telephone during the year, as needed. Non-employee Directors meet regularly in executive session without management present, and hold at least one meeting each year for the purpose of reviewing and assessing the Board’s effectiveness and the effectiveness of each committee. During fiscal year 2007, the non-employee Directors held five executive sessions. There is no formal policy regarding Directors’ attendance at Board meetings or at annual meetings; however, all Board members are expected to attend all meetings, either in person or telephonically. It is the Board’s practice to schedule its meetings and the Company’s Annual Meeting of Stockholders at times and dates to permit maximum attendance by Directors, taking into account the Directors’ schedules and the timing requirements of applicable laws. All Directors attended the Company’s 2007 Annual Meeting. All Directors attended at least 75% of the regular meetings and special meetings of the Board in fiscal year 2007. Additionally, all Directors serving on the Audit Committee attended 100% of the Audit Committee meetings, and all of the Directors serving on the Compensation Committee attended at least 75% of the Compensation Committee meetings. All Directors serving on the Nominating and Corporate Governance Committee attended 100% of the committee meetings, except for Mr. Roberts, who attended 50% of the meetings.
The Board currently consists of six Directors, divided evenly into three classes. The terms of each class expire at successive annual meetings. Stockholders elect one class of Directors at each annual meeting to serve three year terms. The election of James Voss and Scott Tabakin, both of whom are in the third class of Directors, will take place at the 2008 Annual Meeting.
Communications with Directors. Stockholders may communicate with members of the Board by transmitting correspondence by mail or facsimile addressed to one or more directors. All such communications should be sent to the attention of the Corporate Secretary, at the Company’s headquarters address specified herein, or to fax number 757-321-2518.
Communications from stockholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that identified Director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence.
The Corporate Secretary will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or by a committee of the Board. If a communication is addressed to the Board as a whole, or to a committee of the Board, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether or not a response to the communication is warranted. Any communications individually addressed to a Director will be forwarded to that Director. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel. The Company’s confidential hot line may be used by any stockholder who prefers to raise his or her concern to the Board in a confidential or anonymous manner, by dialing 1-800-290-1650. All telephone calls to the Company’s confidential hot line are referred to the Chairman of the Audit Committee, who ensures that such matters are appropriately investigated.
The Company’s President and CEO and its CFO respond to communications from the investment community regarding the Company’s financial and business matters, to the extent that such communications may not be adequately addressed by the Company’s Investor Relations Liaison.

Director Independence. It is the policy of the Company that the Board consists of a majority of independent Directors who do not have any direct or indirect material relationship with the Company. The Board has established guidelines which conform to the independence requirements of the NASDAQ Global Stock Market’s (“NASDAQ’s”) listing standards, to assist it in determining director independence. In the months of February and March 2008, the Directors provided updated responses to Directors’ and Officers’ Questionnaires concerning any possible relationships they or their immediate family members might have with the Company, potential conflicts of interest, job changes, and any transactions, relationships, and other arrangements between the Company and the Directors or parties related to the Directors. A Director’s immediate family members include the Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons-in-law and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home. Based on the responses received and other available information, it was determined that all of the non-employee Directors of the Company are independent, and that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee also meet the independence tests. This determination was made based upon a number of facts, including, but not limited to, the following:
•	Except for Steven D. Fredrickson, the Company’s President, Chairman and CEO, no Director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries;

•	No Director has an immediate family member who is an employee or officer of the Company or its subsidiaries, has accepted any compensation or payments from the Company or has any current or past material relationship with the Company;

•	No Director, other than Mr. Fredrickson, has ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company aside from director compensation;

•	No Director or any member of any Director’s immediate family is, or ever was, employed by the independent auditors for the Company, or ever worked on the Company’s audit at any time;

•	No executive officer of the Company serves on the board of directors of any company that employs a director or any member of the immediate family of a director, and no director or any member of the immediate family of a director has been an executive officer of any entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served; and

•	No Director and no family member of any Director is a partner or controlling stockholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions, in excess of 2% of the entity’s consolidated gross revenues for that year, or $200,000.
Review and Approval of Related Party Transactions. The Company reviews all relationships and transactions in which the Company, its Directors, its executive officers or their immediate family members are participants, and of any stockholders owning five percent or greater of the Company’s outstanding common stock. The Company’s General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions.

The current policy covers any related person transaction that meets the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Procedure for the Approval of Related Party Transactions
1.	The complete details of any proposed transaction must be presented to the Company’s General Counsel by the party intending to enter into the transaction.

2.	The Company’s General Counsel will prepare a written analysis and recommendation to the Nominating and Corporate Governance Committee, based on: (a) the nature of the proposed transaction; (b) the related person’s interest in the transaction; (c) the dollar value of the transaction; (d) the importance of the transaction to the business of the Company; (e) the material terms of the transaction and (f) the overall fairness of the transaction to the Company.

3.	Based on the foregoing factors, the Nominating and Corporate Governance Committee will decide whether or not to recommend that the proposed transaction be brought before the full Board for consideration.

4.	If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will not be allowed to participate in any discussions and decisions concerning the transaction.

5.	If the Board approves the transaction, the Company’s General Counsel will ensure that the written contract between the parties is appropriately executed by all parties.
There were no related party transactions with the Company in the fiscal year ended December 31, 2007.
The following table sets forth information concerning the Company’s Directors:

Director	Age	Title	Appointed	Class
Steve Fredrickson	48	President, CEO and Chairman of the Board	March 1996 (1)(2)	1st
William Brophey	70	Director	November 2002(3)	2nd
Penelope Kyle	60	Director	October 2005(2)	1st
David Roberts	46	Director	March 1996(1)(3)	2nd
Scott Tabakin	49	Director	October 2004(4)	3rd
James Voss	65	Director	November 2002(4)	3rd

(1)	Mr. Fredrickson and Mr. Roberts were appointed as directors of the Company upon its creation in August 2002. In March 1996, they were named as managers of Portfolio Recovery Associates, L.L.C., the Company’s predecessor.

(2)	The terms of Mr. Fredrickson and Ms. Kyle will expire at the 2009 Annual Meeting.

(3)	The terms of Mr. Brophey and Mr. Roberts will expire at the 2010 Annual Meeting.

(4)	The terms of Mr. Voss and Mr. Tabakin will expire at the 2008 Annual Meeting.

Summary: Board of Directors Information	2007
Size of Board	6
Average Age of Directors	56
Number of Independent Directors	5
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Corporate Governance Committee	Yes
Number of Board Meetings Held	12
Corporate Governance Guidelines Approved by the Board	Yes
Outside Directors Hold Meetings Without Management Present	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committees	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Code of Ethics	Yes
The positions of Chairman of the Board and CEO are combined; however, the Board has designated a non-employee Director, David Roberts, to serve as its Lead Director, to coordinate the activities of the other non-employee Directors, consult with the Chairman and CEO regarding agendas, scheduling and information needs for Board and committee meetings, act as a liaison between the non-employee Directors and management, and perform other duties and responsibilities as described below.
The Lead Director is responsible for facilitating information flow and communication between the Directors and top management. Board materials related to agenda items are provided sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at their meetings. All Board members receive comprehensive monthly financial reports on the Company’s activities. Members of senior management are invited to attend Board meetings or portions thereof, for the purpose of participating in discussions and providing management reports on operations. Directors have access to other members of management and employees of the Company and, as necessary and appropriate, may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.
The Board has determined that all members of its committees are independent and satisfy relevant SEC and NASDAQ independence requirements applicable to members of such committees. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their Directors’ compensation. Committees regularly report their activities to the full Board. Management ensures that the Board is fully informed of the Company’s business by providing regular written financial reports, reports of operations and other relevant reports at Board meetings and between meetings of the Board and its committees.
The table below shows current membership for each of the standing committees of the Board.

	Nominating and Corporate	Compensation
Audit Committee	Governance Committee	Committee
James Voss*	William Brophey*	David Roberts*
William Brophey	Scott Tabakin	Penelope Kyle
Scott Tabakin	Penelope Kyle	Scott Tabakin
	James Voss	William Brophey
	David Roberts	James Voss

COMMITTEE MEETINGS

7	2	5

*	Committee Chairman
Audit Committee
The Audit Committee held seven meetings during 2007, and also met informally between meetings. Audit Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also holds meetings between Board meetings as needed. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by NASDAQ, and meets the heightened criteria for independence applicable to members’ audit committees under Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASDAQ listing standards. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Voss and Mr. Tabakin are both qualified as “audit committee financial experts,” pursuant to Section 401(h) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the Company’s internal audit function and its independent auditors. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with U. S. generally accepted accounting principles. The Audit Committee amended its charter in March 2008. As described in its charter, the Audit Committee’s primary duties and responsibilities are to:
Monitor and review the accuracy and fairness of the Company’s financial reports and monitor and ensure the adequacy of the Company’s systems of internal controls regarding finance, accounting and legal compliance.
Engage and monitor the independence and performance of the Company’s independent auditors and pre-approve all audit and permitted non-audit services.
Monitor the independence and performance of the Company’s internal auditors.
Provide an avenue of communication between the independent auditors, management and the Board of Directors.
Prepare an Audit Committee report for the Company’s annual proxy statements.
Perform such other duties as set forth in its charter.

The Audit Committee’s current charter is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. At the time of its charter review, the Audit Committee also reviewed practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements. The Audit Committee’s report appears in this Proxy Statement on page 31.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held two meetings in 2007. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined by NASDAQ Rule 4200(a)(15).
The Nominating and Corporate Governance Committee annually reviews the composition of all committees, oversees Director development and the annual self evaluations of the Board and its committees. In addition, the Nominating and Corporate Governance Committee makes recommendations concerning Board dynamics, reviews the Company’s corporate governance practices and related public issues important to the Company, and makes recommendations to the Board on such issues.
The Nominating and Corporate Governance Committee is responsible for the selection and recommendation of nominees for election to the Board. In addition to considering the qualifications of candidates suggested by current Directors and by officers and employees of the Company, the Nominating and Corporate Governance Committee considers any candidates who may be recommended by stockholders in accordance with the provisions of the Company’s By-Laws. The Nominating and Corporate Governance Committee screens all candidates in the same manner, regardless of the source of the recommendation. Its initial review is typically based on written materials provided to its members. The Committee members determine whether the candidate meets the Company’s general Board membership qualifications and possesses the skills required of a director. The Nominating and Corporate Governance Committee also conducts personal interviews of candidates, as appropriate.
Certain minimum qualifications must be met by a nominee for a position on the Board. Specifically, nominees should understand that the principal duty of a director is to represent the stockholders of the Company. Nominees should also possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to Board service, have competence at the policy-making level and have the ability to exercise sound judgment. Nominees must also be independent, as defined in NASDAQ Rule 4200(a)(15), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have sufficient experience and knowledge to enhance or maintain the diversity of business and policy-making expertise among Board members. Final approval of a candidate is determined by the full Board.
The Nominating and Corporate Governance Committee has determined that the Company’s Directors possess satisfactory prior experience as a director or an officer of a publicly held company, and that more than one of the Company’s Directors possess the competence and expertise necessary to qualify as “audit committee financial experts” as defined in Item 401(h)(2) of Regulation S-K.

Any stockholder may make nominations with respect to the election of directors in accordance with the provisions of the Company’s By-Laws, which establish the information and notice requirements for such nominations. Prior to 90 days of the anniversary date of the 2007 Annual Meeting, the Company did not receive any recommendations of potential director candidates from stockholders.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for re-election which are included on the ballot for the Annual Meeting. Any nominee for director who receives a greater number of votes withheld from or against his election than votes for his election shall tender his resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider the best interests of the Company and its stockholders and shall recommend to the full Board the action to be taken with respect to the tendered resignation.
The duties and responsibilities of the Nominating and Corporate Governance Committee are specified in its charter. The charter of the Nominating and Corporate Governance Committee, as amended in February, 2008, is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address.
Compensation Committee
The Compensation Committee held five meetings during fiscal year 2007 and met informally between meetings. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by NASDAQ. As described in its charter, the Compensation Committee’s primary responsibilities are to:
Develop and oversee the implementation of the Company’s compensation philosophy with respect to the directors and executive officers of the Company and other employees at the level of corporate vice president and above.
Ensure that the employees of the Company and its subsidiaries are compensated effectively in a non-discriminatory manner consistent with such compensation philosophy, internal equity considerations, market practice and the requirements of the appropriate employment laws and regulatory bodies.
Review and recommend to the full Board the Company’s compensation discussion and analysis disclosure containing the Company’s compensation policies and the reasoning behind such policies as required by the SEC.
Prepare a Committee report for the Company’s annual reports and/or proxy statements.
The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the CEO and setting the compensation of the executives who report directly to him. Its decisions are approved or ratified by action of the non-employee directors of the Board meeting in executive session. The Compensation Committee also approves equity awards in accordance with the Company’s Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan (the “Amended Plan”). In fiscal year 2007, the Compensation Committee delegated authority to the Company’s CEO to grant limited awards of nonvested shares of the Company’s stock to key employees. The authority so delegated is limited to a total of ten thousand shares in any fiscal year, and no more than one thousand shares per employee.
The Compensation Committee ensures that the Company has established succession plans with respect to each of its key executives. To assist the Compensation Committee, the Senior Vice President of Human Resources provides the committee with progress reports of the succession planning activities with respect to the Company’s key executives and assessments of their subordinates’ succession potential. The Compensation Committee is also provided a summary of the succession plans for the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The Charter of the Compensation Committee, as amended in March 2008, is available at the Company’s web site, at www.portfoliorecovery.com. A copy of the Compensation Committee’s Charter will be provided to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Compensation Committee’s report appears in this Proxy Statement on page 27.
Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are non-employee directors, and none are former officers of the Company or any of its subsidiaries. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and none of the executive officers has served on the compensation committee or board of directors of any company of which any Director is an executive officer. None of the Directors has any relationship with the Company which is required to be disclosed under this caption pursuant to the rules of the SEC.
Director Compensation. The Board sets the compensation for non-employee Directors so as to fairly compensate them for the work required of them, based on the Company’s size and scope. The Board also makes annual equity awards to Directors in order to align each Director’s interests with the long-term interests of the Company’s stockholders. The non-employee Directors, other than the Lead Director and the Chairman of the Audit Committee, receive a quarterly retainer fee of $7,500. The Lead Director and the Chairman of the Audit Committee receive a quarterly retainer fee of $8,750. Each Director is also reimbursed for travel expenses in connection with attendance at Board meetings. In addition, the Company pays all reasonable expenses for any Director who wishes to attend director continuing education programs, and maintains policies of directors’ and officers’ liability insurance.
Non-employee Directors appointed prior to 2004 received two stock option grants: an initial grant of 5,000 stock options upon their appointment to the Board, and an additional grant of 5,000 stock options, to which they became entitled on the anniversary date of their initial appointment. Stock options vest and are exercisable in five equal installments on the first five anniversaries of the grant date, and expire seven years after the grant date. In accordance with the provisions of the Amended Plan, Directors are no longer being granted stock options. Instead, newly appointed Directors receive 2,000 nonvested shares of the Company’s stock upon their initial appointment to the Board, and are awarded 1,000 nonvested shares each year thereafter, on the anniversary date of their appointment. Nonvested shares vest at the rate of 20% per year for five years. Recognizing that each Director should have a substantial personal investment in the Company, the Board has adopted a targeted stock ownership policy which applies to each Director, requiring a personal holding by each Director of a number of shares valued at not less than two times the Director’s annual retainer. Directors are expected to acquire and maintain this share ownership threshold within two years of joining the Board. The Company offers no retirement benefits to Directors and offers no compensation other than annual retainer and stock awards. The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended

December 31, 2007. The Company’s Chairman and CEO received no additional compensation for his service as a Director.
2007 DIRECTOR COMPENSATION

	Fees Earned
	or	Stock	Option
	Paid in Cash	Awards (1)	Awards(2)	Total Compensation
Director	($)	($)	($)	($)
William Brophey	$30,000	$24,988	$5,909	$60,897
Penelope Kyle	$30,000	$26,756	0	$56,756
David Roberts	$35,000	$24,400	$4,927	$64,327
Scott Tabakin	$30,000	$31,525	0	$61,525
James Voss	$35,000	$24,988	$5,909	$65,897

(1)	The amounts reported in the Stock Awards column represent the expense recognized for financial statement reporting purposes in fiscal year 2007 under FAS 123R for nonvested share awards made to the non-employee directors in 2007 and prior years. The grant date fair value of the 2007 nonvested share awards was $39,810 for Messrs. Brophey and Voss; $45,600 for Ms. Kyle; $38,790 for Mr. Roberts and $50,000 for Mr. Tabakin. The grant date fair value for the nonvested share awards was obtained by multiplying the number of nonvested shares granted by the closing stock price of the Company’s common stock on the grant date. The actual amount of compensation that will be realized by a Director at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date. The nonvested share awards vest in five equal annual installments beginning on the first anniversary of the date of grant.

(2)	The amounts reported in the Option Awards column represent the expense recognized for financial statement reporting purposes under FAS 123R for stock option awards made to the non-employee directors in prior years. No stock options were granted in 2007.
The aggregate number of outstanding stock options held by each of the Company’s Directors as of December 31, 2007 is provided in the table below:

OUTSTANDING
DIRECTORS	OPTIONS (#)
William Brophey	7,500
Penelope Kyle	0
David Roberts	10,000
Scott Tabakin	0
James Voss	10,000
Nominees for Election to Three-year Terms Expiring in 2011
• James M. Voss. Mr. Voss was appointed as a Director in 2002. Mr. Voss has more than 40 years of prior experience as a senior finance executive. He currently heads Voss Consulting, Inc., serving as a consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was the executive vice president and chief credit officer of First Midwest Bank. He served in a variety of senior executive roles during his 24 year career (1965-1989) with Continental Bank of Chicago, and was Chief Financial Officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank. Mr. Voss has a Bachelor of Science degree from Northwestern University and a MBA from Kellogg School of Management.
• Scott M. Tabakin. Mr. Tabakin was appointed as a Director in 2004. He currently serves as Executive Vice President and Chief Financial Officer of Bravo Health, Inc., a privately owned Medicare managed health-care company. From November 2003 until July 2006, Mr. Tabakin was an independent financial consultant. Mr. Tabakin has more than 20 years of public-company experience, having served as Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation, a managed health-care company, from May 2001 until October 2003. Prior to May 2001 Mr. Tabakin was Executive Vice President and CFO of Beverly Enterprises, Inc., at that time, the nation’s largest provider of long-term health care. Earlier in his career, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. He is a certified public accountant and received a Bachelor’s Degree in Accounting from the University of Illinois.
Directors Continuing in Office — Terms Expiring in 2009
• Steven D. Fredrickson. Prior to co-founding the Company in 1996, Mr. Fredrickson was Vice President of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance and accounting, and other functional areas. Prior to joining HRSC, Mr. Fredrickson spent five years with Household Commercial Financial Services where he managed a national commercial real estate workout team. He also was employed for five years as a member of the FDIC workout department of Continental Bank of Chicago, specializing in corporate and real estate workouts. He received a Bachelor’s degree from the University of Denver and an M.B.A. degree from the University of Illinois. He is a past board member of the American Asset Buyers Association.
• Penelope W. Kyle. Ms. Kyle was appointed as a Director in 2005. She currently serves as President of Radford University. Prior to her appointment as President of Radford University in 2005, Ms. Kyle was the Executive Director of the Virginia Lottery, where she served for ten years under three Virginia Governors. Earlier in her career, Ms. Kyle worked as an attorney in a prominent Richmond, Virginia law firm. She was later employed at CSX Corporation, where, during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company. She received her M.B.A. degree from the College of William and Mary, and her law degree from the University of Virginia.
Directors Continuing in Office — Terms Expiring in 2010
• William P. Brophey. Mr. Brophey was appointed as a Director in 2002. Mr. Brophey has more than 35 years of experience as President and Chief Executive Officer and member of the Board of Directors of an automotive product and service retailer, Brad Ragan, Inc., a 75% owned public subsidiary of Goodyear Tire and Rubber Company. Mr. Brophey served as Vice President of original equipment tire sales world wide at Goodyear. From 1998 until his retirement in 2000, he served as President and Chief Executive Officer and Vice Chairman of the board of directors of Brad Ragan, Inc. Throughout his career, he held numerous field and corporate positions at Goodyear in the areas of wholesale, retail, credit, and sales and marketing, including the position of General Marketing Manager for commercial tire products. Mr. Brophey holds a business degree from Ohio Valley College and attended advanced management programs at Kent State University, Northwestern University, Morehouse College and Columbia University.
• David N. Roberts. Mr. Roberts has been a Director since the Company’s formation in 1996. Mr. Roberts is a Senior Managing Director of Angelo, Gordon & Co., a leading alternative investment money management firm with approximately $18 billion of capital under management. He joined Angelo, Gordon in 1993 and is a member of the firm’s six-person executive committee. Mr. Roberts manages the firm’s private equity and special situations area and was the founder of the firm’s opportunistic real estate area. Mr. Roberts has invested in a wide variety of companies and special situations, including companies in the business services, healthcare services and financial services industries. Previously, he was a principal at Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions. Prior to that he worked in the Corporate Finance Department at L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts has a B.S. degree from The Wharton School of the University of Pennsylvania.
PROPOSAL ONE: ELECTION OF DIRECTORS
The Board presently consists of six members in three classes. Each Director serves a three year term. Only one class of Directors is elected at each annual meeting of stockholders. The names of two Directors, James Voss and Scott Tabakin, will be placed on the ballot for election to the Board. If elected, they will hold office for three-year terms which will expire on the date of the 2011 Annual Meeting of Stockholders, or until their successors are elected and qualified. Mr. Tabakin currently serves on the Nominating and Corporate Governance Committee and is also a member of the Audit Committee and the Compensation Committee. Mr. Voss serves as the Chairman of the Audit Committee and is also a member of the Nominating and Corporate Governance Committee. He was appointed to serve on the Compensation Committee in February 2008. Both nominees have been determined to be independent directors in accordance with the NASDAQ listing standards and both are “audit committee financial experts,” as defined by paragraph (h) (2) of Item 401 of Regulation S-K. Both nominees have consented to be named as nominees for election in this Proxy Statement and to serve if elected. However, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.
Proxies will be voted for the election of the above two nominees for re-election to the Board. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of Directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy Card) will be treated as abstentions.
Nominees for Director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in an uncontested election, any nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly offer his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its stockholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the committee deliberations or Board action regarding whether to accept the resignation offer. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that the Company’s press releases are typically distributed.
The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

2009 Stockholder Proposals and Director Nominations. A stockholder proposal may be considered for inclusion in the Company’s proxy statement for the 2009 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”). A stockholder wishing to nominate a candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal, must have owned the Company’s common stock for at least one year, must continue to own the stock through the date of the 2009 Annual Meeting and must attend the 2009 Annual Meeting. The Company’s By-laws and Certificate of Incorporation provide that any stockholder of record entitled to vote at an annual meeting who intends to make a nomination for Director must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Company’s Investor Relations website at www.portfoliorecovery.com. Copies of such documents can also be obtained from the Corporate Secretary at the address set forth herein, or from the SEC. All shareholder proposals must be received at the Company’s headquarters on or before December 15, 2008. Any proposals submitted thereafter will be opposed as not having been timely filed. The Nominating and Corporate Governance Committee will consider any qualified nominees for Board membership timely submitted by stockholders. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Corporate Secretary, and should include principal occupations or employment held over the past five years, and a written statement from the nominee indicating his or her willingness to serve if elected. Generally, candidates for the position of director must be highly qualified and should have broad training and experience in their chosen fields. They should also represent the interests of all stockholders and not those of any special interest group.
The Nominating and Corporate Governance Committee evaluates stockholder recommendations. If after reviewing the materials submitted by stockholders concerning a candidate, the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, the Nominating and Corporate Governance Committee will interview the candidate and conduct appropriate reference checks. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the candidate’s name be placed on the ballot at the next annual meeting, based upon the candidate’s skills, ability, perceived commitment, ability to devote sufficient time to carry out the duties and responsibilities of a director, the candidate’s relevant experience in relation to the capabilities already present on the Board, and such other factors as the Nominating and Corporate Governance Committee may deem to be in the best interests of the Company and its stockholders.
The Company did not receive any recommendations from stockholders of potential director candidates for consideration at the 2008 Annual Meeting.
Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to all officers, employees and Directors, including its CEO and CFO. The Code of Business Conduct and Ethics addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and use of corporate assets, compliance with laws and the reporting of illegal or unethical behavior. A copy of the Code of Business Conduct and Ethics, and the Company’s corporate governance principles, are posted on the Company’s website at www.portfoliorecovery.com. Stockholders may also obtain a copy of the Code of Business Conduct and Ethics by sending a request in writing, addressed to the Corporate Secretary, at the Company’s corporate headquarters. The Company will disclose all amendments to the Code of Business Conduct and Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the SEC and NASDAQ.

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, may have a direct or indirect material interest. The Company also has established and published a confidential telephone hot line for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. This number is operational 24 hours a day, seven days a week.
Any employee who has a concern about the Company’s ethical conduct, accounting, internal controls or auditing matters may anonymously communicate those concerns directly to the Chairman of the Audit Committee. All such communications are entirely confidential, and may be reported by phone to an independently maintained toll-free phone number which is posted in a prominent place at all Company work sites, and is also published on the Company’s intranet. All such communications will be promptly reviewed by the Chairman of the Audit Committee and addressed by the Company’s General Counsel, as appropriate.
Compensation Discussion and Analysis
The following principles guide the compensation decisions concerning the Company’s senior management team, including its executive officers. Executive compensation should:
(a)	Be linked, directly and materially, to each executive’s individual performance and the Company’s overall performance, via annual bonuses and long-term equity awards,

(b)	Link executive pay opportunities to shareholder returns,

(c)	Assist the Company in attracting and retaining high quality talent,

(d)	Reward past performance and motivate future performance, and

(e)	Be reasonable in comparison to like positions in like companies.
The Roles of the Compensation Committee and Management. The Compensation Committee administers the compensation program for the Company’s executive officers and key executives, applying the principles stated above. The Company’s executives are compensated through three primary sources: base pay, annual cash bonuses and equity incentives. The base salary portion of the compensation of the Company’s executives is fixed, and a substantial portion of total compensation consists of cash bonuses and equity awards, and is therefore considered “at risk.” The Compensation Committee ensures that the Company’s executive compensation packages include a combination of base pay and incentives that are appropriate in the relevant marketplace, as well as risk-based in relation to the individual’s performance and the Company’s performance. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive’s tenure and longevity with the Company, as well as the executive’s role in the Company’s financial performance. The Compensation Committee has established stock ownership guidelines for its executive officers and other key executives. The Committee considers data provided by its compensation consultant (including peer group comparables) and considers the recommendations of the CEO with respect to the compensation of each executive officer other than himself. The CEO’s recommendations to the Compensation Committee detail, with respect to each executive, a proposed total compensation package for the fiscal year, including any recommended adjustments in base salary, annual cash bonus as a percentage of target and equity awards, if any. The CEO also provides to the Committee his assessment of each executive’s performance during the prior fiscal year and the extent to which the individual and departmental goals established for the executive were met. Although the Committee considers the CEO’s recommendations, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions in executive session. The decisions concerning specific base compensation elements and the total compensation paid or awarded to the Company’s executive officers during the fiscal year ended December 31, 2007, including the compensation of the CEO, were made within this framework.
Role of Compensation Consultant. Pursuant to its charter, the Compensation Committee may retain a consultant to assist it in the performance of its duties, including the evaluation of executive compensation levels and programs. In 2007, the Committee engaged Frederic W. Cook & Co, Inc. (“FW Cook”) to serve as its compensation consultant and provide assistance to the Committee with respect to the Company’s executive compensation programs, executive pay levels and other compensation issues. The Committee has the ability to terminate the consultant’s services at the Committee’s discretion. During 2007, FW Cook conducted a review of the Company’s executive compensation program. This review included the following:
•	A review and analysis of the components of compensation (including a comparison of each element of executive compensation to external market rates), in order to determine the competitiveness of its executive compensation relative to that of its peers (the “Compensation Peer Group”),

•	Recommendations for changes in the Company’s compensation structure, to assist the Company in attracting, motivating and retaining key senior level executives, and

•	Advice concerning the implementation and design of the Company’s Long Term Incentive Program (“LTI Program”).
Peer Group. The Compensation Peer Group consists of business services companies which were selected by the Compensation Committee upon the recommendation of FW Cook, based on certain metrics, including revenue, net income and market capitalization, which are comparable to those of the Company. The companies comprising the Compensation Peer Group are as follows:
Compensation Peer Group*

Advanta Asset Acceptance Capital Corp Asta Funding, Inc Dealer Track Holdings Encore Capital Group, Inc. EPIQ Systems EZCORP	Financial Federal FTI Consulting Huron Consulting Group Marlin Business Services Ocwen Financial QC Holdings World Acceptance Corp.

*	The Compensation Peer Group differs from the peer group in the stock performance graph which is included in the Company’s Annual Report, as it includes additional peer companies for salary comparison purposes.
Benchmarking. The Company uses benchmarks of its executive compensation against the Compensation Peer Group to enhance its ability to remain competitive in attracting and retaining executives. The Compensation Peer Group was selected by FW Cook in 2007. The Compensation Committee has determined that the group so selected is an appropriate comparison group for this purpose. The FW Cook analysis included an indication of the Company’s executives’ 2006 compensation as compared to the same or similar positions in the market from which the Company would be likely to recruit job candidates. The peer group analysis revealed that in aggregate, the Company’s executives’ compensation in 2006 was lower than the compensation of executives in comparable positions in the

Compensation Peer Group. The low ranking relative to the peer data is indicative of the Company’s philosophy to provide relatively smaller base salaries and relatively larger cash bonuses. However, in order to attract and maintain the highest level of talent, it was recommended that the Company’s executives’ total cash compensation should be increased to an amount that was closer to the median level of the Compensation Peer Group.
Components of Compensation
Base Pay

	Principal Objectives		Features

•	To attract executive talent in the markets in which the Company competes	•	Initially established based on employees’ prior experience, the scope of their responsibilities and the applicable market compensation paid by other
•	Recognizes and rewards the experience and skills that		companies for similar positions
	employees bring to the Company	•	Reviewed annually after employment
•	Provides motivation for career development and enhancement.	•	Not dependent upon the Company’s achievement of its performance goals
•	Ensures that all employees receive a basic level of compensation
Executive Bonus

	Principal Objectives		Features

•	Provides pay differentiation based on performance	•	Financial and non-financial goals are approved annually by the Board
•	Rewards superior performance	•	Threshold, target and maximum bonus amounts are established annually
•	Provides incentives to executives to meet or exceed profitability targets	•	Minimum management bonuses for executive officers range from 50% to 100% of base salary*
•	Rewards those most accountable for long-term financial performance	•	Bonuses are paid in January for the prior year’s performance
Long Term Incentives

	Principal Objectives		Features

• •	Attracts and retains talented employees Aligns executives’ interests with those of the Company’s	•	Consists of nonvested shares of the Company’s stock, including performance-based shares
•	shareholders Promotes long-term accountability	•	Performance-based shares vest upon the Company’s achievement of specified three year targets; all others vest 20% per year over five years
• •	Motivates outstanding performance Rewards employment longevity	•	Award decisions reflect consideration of each executive’s performance and expected contributions to overall financial results
•	Provides significant equity to those most accountable for long-term financial performance

*	A minimum management bonus, as set forth in each executive’s employment agreement, will be paid if the results of operations for the year achieve the net profitability goals and the executive’s performance is determined to have met expectations. If the results of operations for the year exceed net profitability goals and the executive’s performance is determined to have exceeded expectations, the amount of the management bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the executive contributed to the Company’s superior performance. If the results of operations fail to achieve net profitability goals or the executive’s performance is determined not to have met expectations, then the amount, if any of the management bonus will be within the discretion of the Compensation Committee, giving reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall.
Compensation of Executive Officers in 2007. The subjective decisions regarding the amount and mix of elements which comprised total compensation awarded the executive officers were principally based upon an assessment of each executive officer’s leadership, performance and contribution to the achievement of the Company’s overall financial goals, as well as subjective judgments about each executive officer individually. The factors considered were the executive officer’s performance; the nature, scope and level of the executive officer’s responsibilities; the executive officer’s contribution to the Company’s overall financial results, and the executive officer’s effectiveness in leading initiatives to increase stockholder value, productivity, and revenue growth. The compensation of the executive officers which have the greatest ability to influence the Company’s performance, however, is predominately performance-based, which is consistent with the overall compensation philosophy. The Compensation Committee did not utilize a specific formula for allocating total compensation among the elements of compensation in fiscal year 2007; however, its intent was to provide the right balance of short-term and long-term compensation. The Committee considered the achievement of individual and Company goals to be a priority for increasing shareholder value, and therefore targeted long-term incentive compensation to be, in most instances, at least 25% of the total direct compensation of the executive officers. This approach caused management to focus on the appropriate long-term initiatives designed to increase shareholder value. Total compensation was allocated as follows in 2007:
ALLOCATION OF ELEMENTS OF COMPENSATION

Name	Base Pay (%)		Cash Bonus (%)	Equity Awards(3) (%)	Other (%)
Steve Fredrickson, CEO(1)	28		42	28	2
Kevin Stevenson, CFO(1)	28		43	28	1
Craig Grube, EVP(1)	26		45	27	2
Judith Scott, EVP(1)	43		35	20	2
Michael J. Petit, SVP	20		45	34	1
Kent McCammon, SVP(4)	36	(2)	36	27	1

(1)	Executive Officer

(2)	Mr. McCammon was employed by the Company for 5.5 months in 2007 with an annual base pay of $200,000.

(3)	Equity awards are valued as indicated in the Summary Compensation Table herein. The actual amount of compensation that will be realized at the time an award vests will depend upon the market price of the Company’s common stock on the vesting date.

(4)	For purposes of comparison, “Other” in the case of Mr. McCammon, excludes one-time compensation elements: his signing bonus of $50,000, non-qualified relocation expenses of $131,415 and qualified relocation expenses of $22,573 paid by the Company in 2007.
Bonus Program. Each year, a cash bonus pool is established for each business unit. The amount of the overall bonus pool and the target bonus for each executive included in the bonus pool are communicated to the executives responsible for each business unit, along with the written goals for the business unit. From this bonus pool the Company pays annual cash bonuses to the Company’s executive officers upon the direction of the Compensation Committee. Bonuses are based on an evaluation of each executive officer’s prior year’s performance, taking into consideration the recommendations of the CEO, the Compensation Committee’s assessment of the overall performance of the Company and the executive officer’s business unit’s performance in achieving the specific financial and other key goals established for the Company and the executive officer’s business unit. This evaluation also includes an assessment of the executive officer’s individual performance compared to the operational and strategic goals and objectives established for the executive officer at the beginning of the year. If the results of operations meet or exceed net profitability goals, the amount of an executive officer’s bonus may be increased at the discretion of the Compensation Committee, and if the results of operations for the year are not positive, or do not achieve net profitability goals, the Compensation Committee may determine whether or not a bonus will be awarded at all. Executive officers’ bonus targets are set as a percentage of base salary. The amount of the annual bonus awarded to the executive officer who manages a specific business unit of the Company depended to a significant degree, on that business unit’s contributions toward the achievement of the Company’s financial targets. Because the CEO has a broad role with final accountability for the Company’s overall results, the Compensation Committee generally sets his individual target bonus higher than that of the other officers of the Company.
Bonuses for the fiscal year ended December 31, 2007 were paid in January 2008. Cash bonuses awarded to the Company’s four executive officers in January 2008 for the fiscal year ended December 31, 2007 performance ranged from approximately 80% to approximately 170% of the executive officer’s 2007 base salary, amounting to an aggregate pay out of $1,473,000, of which amount, the CEO earned a bonus of $550,000, or approximately 150% of his base salary. The annual bonuses paid to the CEO, CFO and the other most highly paid executives of the Company for their fiscal year 2007 performance are shown in the Summary Compensation Table on page 28.
Equity Incentives. The Company utilizes long-term equity incentive awards to motivate outstanding performance and encourage and reward employment longevity. The Company’s current equity compensation programs consist of (a) the award of nonvested shares of the Company’s common stock to key employees pursuant to the Amended Plan and (b) a performance-based long term equity incentive program (“LTI Program”) which was first implemented in March 2007, pursuant to the Amended Plan. A 2008 LTI Program was adopted in January 2008. Participation in the LTI Program is limited to executives who are in a position to have a significant impact on the achievement of the Company’s financial goals and who provide the long-term strategic leadership necessary to accomplish the goals. The LTI performance targets are designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals which are tied to shareholder value.
In accordance with the LTI Program, certain executives of the Company were granted performance-based nonvested stock awards (“LTI Shares”). Vesting of the 2007 and 2008 LTI Shares is conditioned upon the Company’s achievement of both a targeted percentage Return on Invested Capital (“Target ROIC”) and a cumulative three year earnings per share (“EPS”) target for a three year performance period ending December 31, 2009 and 2010, respectively (“Target EPS”). EPS is computed after taking into consideration the costs of the LTI Program. Pursuant to the LTI Program, if the Company’s ROIC is less than 13.5% during the three year performance period (“Target ROIC”), no LTI Shares will vest or be awarded. If the Company achieves both the Target ROIC and Target EPS, 100% of the LTI Shares will be awarded. If the Target ROIC is met, the number of shares to be received by each executive will increase or decrease depending on the actual EPS, and can range from 0% to 200% of targeted LTI Shares. Any shares that may be earned pursuant to the 2007 and 2008 LTI programs will be awarded in the first quarter of 2010 and 2011, respectively. During 2007, the Company accrued 94% of the pro rata annual expense of the LTI program, assuming achievement of its targeted (100%) payout level for the three year period 2007-2009. No LTI Shares vested or were awarded in 2007. The percentage of LTI Shares earned and awarded will be determined in accordance with the table below.

3 Year Aggregated Diluted EPS ($)		Percentage of LTI Shares to be Awarded
2007 LTI Program	2008 LTI Program
$10.09 - $10.36	$11.34 - $11.92	0% - 49%
$10.37 - $10.85	$11.93 - $12.52	50% - 99%
$10.86 - $11.25	$12.53 - $13.05	100% - 149%
$11.26 - $12.09	$13.06 - $13.60	150% - 199%
> $12.09	> $13.60	200%
The LTI performance targets are designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals which are tied to shareholder value.
The Company did not grant any stock options in 2007. The Company has no specified policy concerning the timing of equity awards.
Targeted Executive Share Ownership. Ownership by executive officers of equity in the Company serves to align their interests with those of the Company’s stockholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. The Company’s targeted executive stockholdings policy establishes for each executive officer, as well as other executives and managers in key leadership roles, individual equity ownership goals which are to be achieved within a specified time frame. Each executive officer’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, the annual bonus may be paid in nonvested stock, rather than in cash, until such targets are met. The specific share requirements for each executive officer are based on a multiple of annual base pay, and only include shares that are beneficially owned, directly or indirectly, but do not include shares that have been granted but have not yet vested.
Each year, prior to the payment of any annual cash bonus, the Company’s CEO is required to provide a report to the Compensation Committee detailing the status of stockholding for each executive officer. This report includes the executive officer’s base compensation, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increased or decreased actual stockholdings during the prior year, and the amount of both awarded and vested options and/or nonvested shares. As of March 19, 2008, each of the Company’s four executive officers had exceeded their stock ownership targets.
The matrix below details the equity ownership targets established for the executives listed in the Summary Compensation Table and their actual stockholdings as of March 19, 2008.
Targeted Levels of Executive Stockholdings

	Targeted Multiple of Base	Minimum Targeted
Name	Compensation	Stockholdings	Actual Stockholdings
Steve Fredrickson, CEO*	13 times	115,000	194,385
Kevin Stevenson, CFO*	8 times	50,000	57,860
Craig Grube, EVP*	5 times	28,500	42,525
Judith Scott, EVP*	2.5 times	10,000	11,553
Michael Petit, SVP	3 times	12,000	3,690
Kent McCammon, SVP	3 times	12,000	0

*	Executive Officer

Perquisites. The Company ensures that its executive officers are paid fairly, and that it has a uniform set of benefits and perquisites which apply to all employees equally. Accordingly, the Company’s executive officers are provided no Company paid or reimbursed unique perquisites which are not offered to other employees. It is the philosophy of the Company that each executive, including the Company’s CEO and CFO may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
Other than the standard employee benefits, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in its 401(k) plan, paid time off, and other similar Company-wide benefits which may be in effect from time to time for all other employees, the Company does not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executives. The Company believes that its base pay and total compensation package are reasonable in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
Pension Plans, Retirement Benefits and Nonqualified Deferred Compensation. The Company does not offer any pension or retirement plans to any of its Directors or employees, including its executive officers. The Company does not offer its employees a non-qualified defined contribution plan; however, the Company sponsors a 401(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Service limitations, after completing six months of service. Employees who were at least fifty years of age by the end of the fiscal year were also eligible to make 401(k) catch-up contributions up to a maximum of $5,000. The Company makes matching cash contributions of up to 4% to each participating employee’s salary. Employees are able to direct their own investments in the Company’s 401(k) plan. No withdrawals or distributions were made to any of the Company’s executive officers under the Company’s 401(k) plan in 2007.
Severance Payments. The Company does not have any plans or programs under which payments to any of the executive officers are triggered by a change of control of the Company. The Summary of Severance Terms and Potential Payments Table that follows this narrative summarizes contractual severance payments and benefits. All of the executives named below executed employment agreements with the Company. The terms of each employment agreement began on January 1, 2006, and end on December 31, 2008, with the exception of the employment agreement of Kent McCammon, whose term began on July 16, 2007 and ends on December 31, 2010. Each employment agreement contains confidentiality, non-solicitation, non-competition and indemnification provisions. Each employment agreement also contains severance provisions, the payment of which is conditioned on the employee’s execution of a full release of all claims against the Company, and is payable in a lump sum after termination of employment. The Severance Agreements provide executive officers with certain benefits upon their involuntary termination for reasons other than for their wrongful behavior or misconduct. These provisions provide protection to the Company and to the executive for unwarranted terminations of employment that could potentially cause harm to the Company and/or the business units managed by the terminated executive. Each employment agreement provides for severance payments under involuntary termination circumstances other than death, disability or “Cause.”

The following table shows the potential severance payments which may be made to the executives listed below pursuant to the terms of their employment agreements, under various employment termination scenarios.
SUMMARY OF SEVERANCE TERMS AND POTENTIAL PAYMENTS

				Salary, Bonus		Options
	Constructive			and Accrued		and
	Termination	Termination	Severance	Vacation(2)(3)(4)	Benefits	Shares(5)(6)	Total
Name	Provisions	Conditions(1)	Payment	($)	($)	($)	($)
Steve Fredrickson	Yes	Constructive	Two years’ salary,	$2,132,931	$79,875	$818,330	$3,031,136
		discharge(7),	two times target
		non-renewal of employment	bonus in
		agreement or reasons other	termination year,
		than Cause,(8)	accrued vacation
		death or disability	and benefits for
one year

Kevin Stevenson	Yes	Constructive discharge,	Two years’ salary,	$1,426,780	$49,676	$1,981,220	$3,457,676
		non-renewal of employment	two times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year,
		disability	accrued vacation
and benefits for
one year

Craig Grube	Yes	Constructive discharge,	Two years’ salary,	$1,384,027	$59,103	$516,840	$1,959,970
		non-renewal of employment	two times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year,
		disability	accrued vacation
and benefits for
one year

Judith Scott	Yes	Constructive discharge,	One year’s salary,	$369,466	$35,355	$142,131	$546,952
		non-renewal of employment	one times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year
		disability	and accrued
vacation and
benefits for one
year

Michael Petit (9)	No	Non-renewal of employment	One year’s salary,	$606,643	$50,646	$689,120	$1,346,409
		agreement or reasons other	one times target
		than Cause, death or	bonus in
		disability	termination year,
accrued vacation
and benefits for
one year

Kent McCammon	No	Non-renewal of employment	One year’s salary,	$463,699	$60,674	$0	$524,373
		agreement or reasons other	one times target
		than Cause, death or	bonus in
		disability	termination year,
accrued vacation
and benefits for
three months

(1)	In the event of their death or disability, executives or their estates will receive their base salary earned through the month of the date of their death or disability, plus a pro-rata portion of their target bonus for that year.

(2)	Based on 2007 compensation.

(3)	Assumes payment of maximum accrued vacation and bonus.

(4)	Bonus calculation is based on the greater of the target bonus in the year of Termination or the actual bonus paid for the year prior.

(5)	Options cease to be exercisable 90 days after the date of termination for reasons other than Cause. No options may be exercised and no nonvested shares may be granted upon termination for Cause.

(6)	Represents total equity compensation that would be realized upon termination, including all vested options and all options and nonvested shares vesting within 60 days of the Record Date, based upon NASDAQ’s closing price of the Company’s common stock on the Record Date.

(7)	“Constructive Discharge” is defined as the election of the employee to terminate his or her employment due to the removal of employee from, or a failure of employee to continue in his or her current position, any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such position, the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, and Employee does not agree to such changes, or the material breach by the Company of the employee’s employment agreement.

(8)	“Cause” is defined as: (A) conviction, or plea of guilty or nolo contendere to, a felony; (B) engaging in willful misconduct that is economically injurious to the Company or its subsidiaries, or the embezzlement of funds or misappropriation of other property of the Company or any subsidiary); (C) material violation of the Company’s written policies and procedures (including gross and continued failure to satisfy written directives or performance material), insubordination; or (D) fraudulent conduct as regards the Company, which results either in personal enrichment to employee or material injury to the Company or its subsidiaries.

(9)	The Company may extend Mr. Petit’s non-competition/non-solicitation period for an additional year by paying additional severance compensation equal to one year’s salary. In this scenario, Mr. Petit’s total severance payment would be $1,516,409.
No severance payments were made to any executive officers of the Company during fiscal year 2007.
Other Benefits. The Company’s executive officers are required by policy to submit to regular comprehensive physical examinations at the Company’s expense, at a cost of up to approximately $5,000 each.
The following table identifies the Company’s benefit plans and identifies employees who may be eligible to participate:

Benefit Plan	Executive Officers	All Full Time Employees
401(k) Plan	X	X

Medical/Dental/Vision Plans	X	X

Life and Disability Insurance	X	X

Legal Resources Assistance	X	X

Employee Assistance Plan	X	X

Defined Benefit Pension Plan	Not Offered	Not Offered

Deferred Compensation Plan	Not Offered	Not Offered
The Company has never made a loan to any of its executive officers or Directors.
Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid or accrued with respect to each covered employee (i.e. the Company’s CEO, CFO and the next three highest paid officers, other than the CEO), as of the end of the fiscal year. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to extend such compensation arrangements as may from time to time be necessary to retain or attract top-quality management. The Compensation Committee generally structures executive compensation arrangements so as to minimize the impact of the limitations of Section 162(m) of the Code, which includes consideration of the impact of performance-based equity awards to the Company’s executives, including the implementation of the LTI program. In fiscal year 2007, each of the Company’s executive officers received a base salary less than $1 million and each executive officer received other compensation that would not be limited by the $1 million threshold imposed by Section 162(m). Therefore, the entire amount of each executive officer’s compensation earned during fiscal year 2007 was deductible.
Accounting for Share-Based Compensation. Financial Accounting Standards Board Statement 123(R), “Share-Based Payments,” revised, (“FAS 123R”) requires companies to expense the fair value of employee stock options and other forms of equity compensation. Since January 1, 2002 the Company has been expensing equity based compensation under FAS 123, “Accounting for Stock-Based Compensation,” and beginning January 1, 2006 under FAS 123R. The Company has not issued stock options to its employees since its adoption of the Amended Plan in 2004. The Company has never back dated stock options.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled, “Compensation Discussion and Analysis” with management as required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference into the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. This report is provided by the following independent Directors who comprise the committee:

David Roberts, Chairman	William Brophey
Scott Tabakin	Penelope Kyle
James Voss
COMPENSATION SUMMARY
The following table sets forth all compensation awarded to, earned by, or paid to each of the Company’s executive officers, including its CEO, its CFO, and to the two other most highly compensated executives for all services rendered to the Company and its subsidiaries for the fiscal year ended December 31, 2007, except as may otherwise be specifically noted. The Company offers no non-equity incentive plans, defined benefit pension plans or nonqualified deferred compensation plans.

Summary Compensation Table

				STOCK	OPTION	ALL OTHER
		BASE SALARY	BONUS(1)	AWARDS(2)	AWARDS(3)	COMP(4)	TOTAL
NAME AND POSITION	YEAR	($)	($)	($)	($)	($)	($)
	2007	$364,000	$550,000	$284,914	$87,851	$11,600	$1,298,365
Steve Fredrickson, CEO	2006	$350,000	$690,000	$32,163	$89,398	$8,800	$1,170,361

	2007	$245,000	$375,000	$195,703	$48,549	$9,600	$873,852
Kevin Stevenson, CFO	2006	$235,000	$460,000	$32,163	$49,404	$8,800	$785,367

	2007	$234,000	$400,000	$189,765	$48,549	$11,600	$883,914
Craig Grube, EVP	2006	$225,000	$450,000	$32,163	$49,404	$8,800	$765,367

	2007	$182,000	$148,000	$71,175	$11,559	$10,070	$422,804
Judith Scott, EVP	2006	$169,615	$175,000	$28,598	$11,765	$8,800	$393,778

	2007	$170,000	$390,000	$231,075	$57,953	$10,100	$859,128
Michael Petit, SVP(5)	2006	$155,000	$425,000	$111,161	$58,023	$8,800	$757,984

	2007	$92,308 (7)	$200,000	$148,685	0	$205,118	$646,111
Kent McCammon, SVP(5)(6)	2006	N/A	N/A	N/A		N/A	N/A

(1)	This table reflects for a given year all bonuses earned by the above executives in 2006 and 2007. The Company typically pays bonuses in January of the year following the year in which the bonus was earned.

(2)	The amounts included in the “Stock Awards” column represent the expense recognized for financial reporting purposes in 2006 and 2007 under FAS 123R for grants of nonvested shares in 2007, as well as prior years. For a discussion of valuation assumptions, see the Company’s 2006 and 2007 Consolidated Financial Statements included in its Annual Reports on Form 10-K and 10-K/A filed with the SEC on March 1, 2007 and March 12, 2008, respectively. The shares awarded vest either (a) ratably over a five year period, beginning on the first anniversary of the award date or (b) after three years if, pursuant to the Company’s Long Term Incentive Plan, certain Company performance goals are met (see page 22 for a more complete description of the Long Term Incentive Plan). The actual amount of compensation that will be realized at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date.

(3)	The amounts included in the “Option Awards” column represent the expense recognized for financial reporting purposes in both 2006 and 2007 under FAS 123R for grants of stock options in prior years. There were no stock options granted in either 2006 or 2007.

(4)	Except for Mr. McCammon, these amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under federal income tax rules. In 2007, except with respect to Mr. Stevenson, these amounts also include matches of charitable contributions pursuant to the Company’s Matching Gift Program, pursuant to which the Company matches up to a maximum of $2,000 of charitable contributions to eligible recipients under Section 501(c)(3) of the Internal Revenue Code.

(5)	Although Mr. Petit and Mr. McCammon are not executive officers of the Company, their compensation details are included in this table due to their level of compensation.

(6)	Amounts included in “All Other Comp”, in addition to items referenced in footnote 4, also include: (a) signing bonus of $50,000; (b) non-qualified relocation expenses paid for by the Company of $131,495; and (c) qualified relocation expenses of $22,573 paid by the Company to Mr. McCammon in 2007.

(7)	Consists of base pay for 5.5 months. Mr. McCammon was employed by the Company as of July 16, 2007, at an annual base salary of $200,000.
Equity Compensation Plan Information. Under the Amended Plan, 2,000,000 shares have been made available for issuance to the Company’s employees and Directors. The table below reflects the number of shares subject to outstanding awards and the amount available for future issuance. Prior to the adoption of the Amended Plan, such awards were in the form of stock options with an exercise price equal to the fair market value of the stock at the grant date. After the adoption of the Amended Plan, such awards were in the form of grants of shares of nonvested shares.
The table below provides information with respect to the Amended Plan as of December 31, 2007:

Number of Securities
	Number of	Number of Securities to be		Remaining Available
	Securities	Issued Upon Exercise of	Weighted-average	for Future Issuance
	Authorized for	Outstanding Options,	Exercise Price of	Under Equity
Plan	Issuance Under	Warrants, and Rights or Upon	Outstanding Options,	Compensation
Category	the Plan	Vesting of Nonvested Shares	Warrants and Rights(1)	Plans(2)
Equity compensation plans approved by security holders	2,000,000	380,344	$7.28	916,255

Equity compensation plans not approved by security holders	None	None	N/A	None

Total	2,000,000	380,344	$7.28	916,255

(1)	Includes grants of nonvested shares, for which there is no exercise price, but with respect to which shares are awarded without cost when the restrictions have been realized. Excluding the impact of the nonvested shares, the weighted average exercise price of outstanding options is $16.97.

(2)	Excludes 703,401 exercised options and vested shares, which are not available for re-issuance.
Grants of Plan-Based Awards. The following table sets forth information regarding grants of equity based compensation awards granted in fiscal year 2007 pursuant to the Amended Plan. Awards granted to the Company’s executive officers in fiscal year 2007 consisted exclusively of performance based LTI Shares. The Company has no non-equity incentive plan. No stock option awards were granted by the Company in fiscal year 2007.
Grants of Plan-Based Awards Table

			Estimated Payout Under Equity Incentive Plan			Grant Date Fair
		Date	Threshold			Value of Stock
Name	Grant Date	Approved	(#)	Target (#)	Maximum (#)	Awards ($)
Steve Fredrickson	3/30/2007	3/30/2007	0	16,000	32,000	$714,400
Kevin Stevenson	3/30/2007	3/30/2007	0	10,000	20,000	$446,500
Craig Grube	3/30/2007	3/30/2007	0	9,600	19,200	$428,640
Judith Scott	3/30/2007	3/30/2007	0	2,500	5,000	$111,625
Michael Petit	3/30/2007	3/30/2007	0	7,000	14,000	$312,550
Kent McCammon	3/30/2007	3/30/2007	0	10,000	20,000	$446,500

*	The amounts reported above relate to the nonvested LTI Shares granted to the above executives in 2007. The value of the LTI Share awards was determined by multiplying the closing price ($44.65) of the Company’s common stock as of the grant date times the target number of LTI Shares granted. If the performance criteria set forth herein on page 22 are met, the LTI Shares will vest on December 31, 2009.
Option Exercises and Stock Vested. The following table provides information concerning the exercises of stock options and shares acquired on vesting during fiscal year 2007 on an aggregated basis for each of the executives named, and includes the value realized upon exercise or upon vesting.

OPTION			STOCK
AWARDS			AWARDS
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
Name	Exercise (#)	($)	(#)	($)
Steve Fredrickson	48,000	$1,630,868	1,000	$47,970
Kevin Stevenson	0	0	1,000	$47,970
Craig Grube	18,400	$678,354	1,000	$47,970
Judith Scott	2,000	$55,060	850	$45,309
Michael J. Petit	25,000	$722,700	3,690	$192,382
Kent McCammon	0	0	0	0
The following table provides information on the current holdings of stock option awards and nonvested share awards by the named executives. This table includes unexercised and unvested option awards and nonvested share awards. Each equity grant is shown for each named executive as of the end of fiscal year 2007.
Outstanding Equity Awards at 2007 Fiscal Year-End

		Option Awards				Stock Awards(1)
		Number of	Number of			Number of		Market Value of
		Securities	Securities			Shares or Units		Shares of
		Underlying	Underlying	Option		of Stock That		Stock that
		Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Vested(3)		vested as of
Name	Date	Exercisable	Unexercisable(2)	($)	Date	(#)		12/31/07($)(4)
Steve Fredrickson	11/07/02	28,000	—	$13.00	11/07/09	—		—
	04/19/06	—	—	—	—	4,000		$158,680
	03/30/07	—	—	—	—	16,000	(5)	$634,720

Kevin Stevenson	11/07/02	45,000	—	$13.00	11/07/09	—		—
	04/19/06	—	—	—	—	4,000		$158,680
	03/30/07	—	—	—	—	10,000	(5)	$396,700

Craig Grube	11/07/02	21,000	—	$13.00	11/07/09	—		—
	04/19/06	—	—	—	—	4,000		$158,680
	03/30/07	—	—	—	—	9,600	(5)	$380,832

Judith Scott	11/07/02	3,000	—	$13.00	11/07/09	—		—
	07/20/04	—	—	—	—	400		$15,868
	07/28/05	—	—	—	—	1,050		$41,654
	04/19/06	—	—	—	—	1,200		$47,604
	03/30/07	—	—	—	—	2,500	(5)	$99,175

Michael J. Petit	07/31/03	15,000	10,000	$27.77	07/31/10	2,090		$82,910
	07/20/04	—	—	—	—	400		$15,868
	07/28/05	—	—	—	—	1,200		$47,604
	04/19/06	—	—	—	—	4,000		$158,680
	03/30/07	—	—	—	—	7,000	(5)	$277,690

Kent McCammon	03/30/07	—	—	—	—	10,000	(5)	$396,700

(1)	The 2007 LTI Shares will not vest or be awarded if the Company does not achieve both the Target ROIC and Target EPS, as described more fully on page 22 above. If the targets are met, the number of shares to be received by each executive will increase or decrease depending on the actual EPS, and can range from 0% to 200% of Target.

(2)	Option awards vest in five equal, annual installments beginning on the first anniversary of the date of grant.

(3)	The shares awarded vest either (a) ratably over a five year period, beginning on the first anniversary of the award date or (b) in the case of the LTI Shares awarded in 2007, after three years if, pursuant to the Company’s Long Term Incentive Plan, certain Company performance goals are met (see page 22 for a more complete description of the Long Term Incentive Plan).

(4)	Value is calculated based on the closing price ($39.67) of the Company’s common stock on the NASDAQ Global Stock Market as of 12/31/2007.

(5)	LTI Shares granted, but not vested or awarded.
AUDIT COMMITTEE REPORT
The Audit Committee has furnished the following report to stockholders of the Company in accordance with rules adopted by the SEC.
Each member of the Audit Committee is an independent director, as defined in NASDAQ Rules 4200(a)(15) and 4350(d)(2). Each member of the committee also satisfies the SEC’s additional independence requirement for members of audit committees according to Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and NASDAQ Rules 4200(a)(15) and 4350(d)(2). In addition, the Board has determined that James Voss and Scott Tabakin are both “audit committee financial experts,” as defined by paragraph (h)(2) of Item 401 of Regulation S-K.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s CEO and CFO periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval.
The Company’s management has primary responsibility for establishing and maintaining effective internal controls over financial reporting, preparing the Company’s consolidated financial statements in accordance with U. S. generally accepted accounting principles, and managing the public reporting process. The Company’s independent auditors are responsible for forming and expressing opinions on the conformity of the Company’s audited consolidated financial statements in accordance with U. S. generally accepted accounting principles, in all material respects, and on the effectiveness of the Company’s internal control over financial reporting.
•	The Audit Committee reviewed and discussed with management, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, including a discussion of the acceptability and appropriateness of significant accounting policies and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent auditors matters related to the conduct of the audits of the Company’s consolidated financial statements and internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made by management in preparing the consolidated financial statements, as well as the clarity of the disclosures in the consolidated financial statements.

•	The Audit Committee has discussed with the Company’s independent auditors, the matters required to be communicated by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

•	The Audit Committee has received the written disclosures from KPMG LLP (“KPMG”), as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended or supplemented, and has discussed with KPMG their independence. The

Audit Committee has concluded that the audit and non-audit services which were provided by KPMG in 2007 were compatible with, and did not negatively impact their independence.
The Audit Committee met with the Company’s internal auditor and with its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. In reliance on such discussions, and its review and discussions with management of the Company’s audited consolidated financial statements and the acceptability and appropriateness of significant accounting policies, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 for filing with the SEC.
On March 8, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent auditors and engaged KPMG to serve as its independent auditors for the fiscal year ending December 31, 2007. This decision was made following a comprehensive review by the Audit Committee and management of KPMG’s qualifications. The report of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company as of and for the year ended December 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2006 and the subsequent interim period through March 8, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of the Company ended December 31, 2006 or within the subsequent interim period through March 8, 2007. The Company provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and attached a copy of their letter, dated March 13, 2007, in which they stated their agreement with such statements as an exhibit to the Form 8-K that was filed by the Company on March 13, 2007.
During the fiscal year ended December 31, 2006, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
The Company is requesting that the stockholders ratify the Audit Committee’s appointment of KPMG as its independent auditors for the fiscal year ending December 31, 2008. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.
This report is submitted on behalf of the following independent Directors, who constitute the Audit Committee:
James Voss, Chairman
William Brophey
Scott Tabakin
Principal Accountant Fees and Services. KPMG served as the Company’s independent registered accounting firm with respect to the audits of the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 and the Company’s internal control over financial reporting as of

December 31, 2007. In connection with its 2007 corporate income tax returns, which are anticipated to be completed in 2008, the Company retained a separate tax accounting firm, which is not related to KPMG.
The following table sets forth the aggregate fees billed or expected to be billed by KPMG and PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006, respectively.
Audit Fees

	2007	2006
Audit Fees
Annual Audit(1)	$483,000	$522,799

Tax Fees	10,900	—

All Other Fees
Investigation Review Fees (3)	—	58,004
Subscription Fees (2)	1,500	1,500

	1,500	59,504

Total Accountant Fees	$495,400	$582,303

(1)	On March 8, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm, effectively immediately, and subsequently appointed KPMG to serve as its independent registered public accounting firm.

(2)	Subscription fees represent fees paid to KPMG and PricewaterhouseCoopers LLP for an annual subscription to their proprietary research tool during 2007 and 2006, respectively.

(3)	Investigation review fees relate to the work performed by PricewaterhouseCoopers LLP to review and assess the adequacy and results of the internal control deficiency investigation initiated by our Audit Committee. See Item 9A of our Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed on August 3, 2006, for more information.
“Audit Fees” include fees for the audit of the Company’s annual consolidated financial statements, reviews of the related quarterly consolidated financial statements, and services normally performed in connection with statutory and regulatory filings. “Audit Fees” also include fees related to the audit of the Company’s internal control over financial reporting.
PROPOSAL TWO: APPROVAL OF INDEPENDENT AUDITORS
Upon the recommendation of the Audit Committee, the Board has appointed KPMG as independent auditors for the Company for the fiscal year ending December 31, 2008 to audit its consolidated financial statements for the fiscal year ending December 31, 2008, and to audit its internal control over financial reporting as of December 31, 2008. Even if the selection of KPMG is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
KPMG will have a representative at the Annual Meeting who will be available to respond to appropriate questions. The KPMG representative will also have an opportunity to make a statement if desired.
A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of KPMG. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy Card) will be treated as abstentions. Under Delaware

General Corporate Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of KPMG.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its Directors and executive officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews Directors’ and Officers’ Questionnaires and written representations from the executive officers and Directors that no other reports are required to be filed. The Company believes that all such reports were filed on a timely basis by its executive officers and Directors during fiscal year 2007, other than a late Form 4 filing for Judith Scott, related to an automatic dividend reinvestment.
Costs of Solicitation. The Company will pay all of the costs of soliciting proxies for the Annual Meeting. Curran & Connors has been retained to print the proxies, at a cost of $3,490. Broadridge Investor Communications Solutions, Inc. has estimated the web hosting and mailing costs to be $10,867. Continental Stock Transfer and Trust has been retained to develop the mailing list, mail out the solicitation for proxy votes and to verify certain records related to the solicitation. The Company will pay Continental Stock Transfer and Trust Company a fee of $1,000 as compensation for its services, which will include tabulating votes, and will also reimburse Continental Stock Transfer and Trust Company for its related out-of-pocket expenses, including its mailing expenses. In addition to solicitation by mail, the Directors, officers and agents of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. All such costs will be paid by the Company. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.
Annual Report. A copy of this Proxy Statement, the Company’s 2007 Annual Report to Stockholders, its audited financial statements, together with other related information, are available on the internet and are being mailed to shareholders who requested printed versions. Additionally, these materials and the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from our web site at www.portfoliorecovery.com, or by contacting the Company’s Investor Relations Liaison at the Company’s headquarters, at 120 Corporate Blvd., Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K/A, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov.
Electronic Delivery of 2009 Proxy Materials and Annual Report. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report in the mail, stockholders may elect to access their 2009 proxy materials online. The Company encourages all stockholders to make the election to obtain the 2009 proxy materials online in order to save the Company the cost of producing and mailing these documents, reduce the amount of stockholder mail and help preserve environmental resources.

Other Matters. As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The Company has not received notice from any stockholder of intent to present a proposal at the Annual Meeting. The enclosed Proxy Card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the Proxy Card to vote such Proxy Card with respect to such matters in accordance with their best judgment.
By the Order of the Board of Directors.
Judith S. Scott
Secretary
Norfolk, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2008.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The Proxy Statement and Annual Report are available at http://ww3.ics.adp.com/streetlink/PRAA
V’ FOLD AND DETACH HERE AND READ THE REVERSE SIDE V’

Please mark your votes like this	☒

The Board of Directors recommends a vote FOR the election of the directors listed below.

1.	Election of Directors	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote for the nominees listed

NOMINEES: (01) Scott Tabakin (02) James Voss

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

The Board of Directors recommends a vote FOR the ratification of the selection of the Independent Auditors below.

2.	Ratification of Appointment of Independent Auditors	FOR	AGAINST ABSTAIN
Independent Auditors: KPMG, LLP

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING
I plan to attend the Annual Meeting in person

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	2008

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Proxy Statement and the Notice of Annual Meeting of Stockholders to be held on May 16, 2008.

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE
PORTFOLIO RECOVERY ASSOCIATES, INC.
Annual Meeting of Stockholders to be held
For Holders of Record as of March 19, 2008
EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER’S
LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.
V’ FOLD AND DETACH HERE AND READ THE REVERSE SIDE V’

Proxy Card
PORTFOLIO RECOVERY ASSOCIATES, INC.
Proxy Solicited by the Board of Directors
For Annual Meeting of Stockholders to be held May 16, 2008
For Holders of Record as of March 19, 2008
William Brophey and Penelope Kyle, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Portfolio Recovery Associates, Inc. to be held on May 16, 2008, or at any postponement or adjournment thereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.
SEE REVERSE SIDE